EXHIBIT 10.01

Joint Employment Agreement

and

Managing Director Service Contract

Effective as of November 1, 2006 (the “Effective Date”)

Between

Versant Corporation,

a California corporation

with offices at 6539 Dumbarton Circle, Fremont, California, 94555 USA

(hereinafter “Versant”), and

Versant GmbH,

a German corporation that is a subsidiary of Versant,

with offices at Wiesenkamp 22b 22359, Hamburg, Germany

(hereinafter “Versant Germany”),

on the one hand

and

Mr. Jochen Witte

Buchenstieg 13b

22359 Hamburg

(hereinafter “Witte”, “Employee” or “Managing Director”, as applicable),

on the other hand.

Preamble and Recitals

Witte is currently the President and Chief Executive Officer of Versant and also currently serves as Managing Director of Versant Germany.  The Parties desire to set forth in this Agreement the terms and conditions on which Witte will, during the Term (as defined in Part C hereof), serve as (i) an officer and employee of Versant and (ii) Managing Director of Versant Germany.  References herein to “Employee” refer to Witte in his capacity as Chief Executive Officer of Versant and references herein to “Managing Director” refer to Witte in his capacity as Managing Director of Versant Germany.

PART A:

Employment With Versant

During the Term of this Agreement (as defined in Part C), Employee’s employment with Versant shall be subject to and governed by the provisions of this Part A and, as applicable, Part C of this Agreement:

§ 1A Employment; Duties.

(1)   Subject to the terms and conditions of this Agreement, Versant hereby employs Employee, and Employee hereby accepts employment, as Versant’s Chief Executive Officer and President, reporting to Versant’s Board of Directors (the “Versant Board”), and Employee agrees that, in that capacity, he shall be an “exempt” employee within the meaning of California law.  Employee shall perform his services as Versant’s Chief Executive Officer and President subject to the supervision and direction of the Versant Board (or any committee thereof) and shall have such responsibilities, duties and authority as are consistent with those offices. In addition, Employee shall have such other duties as the Versant Board may direct and may be asked to hold additional management positions within the Versant group of companies without additional compensation (except for the compensation paid to Employee for his service as Managing Director of Versant Germany, which shall be as provided in Part B of this Agreement).  During Employee’s employment with Versant, Employee shall not engage in any business activities outside those of Versant and the Versant group of companies to the extent that such activities (a) are competitive with those of Versant or any subsidiary or affiliate of Versant or (b) would impair, interfere with, inhibit or prejudice Employee’s obligations or time commitment to Versant.

§ 2A Compensation.

As his sole and exclusive compensation for Employee’s services as Versant’s Chief Executive Officer and President, during the Term Employee will, subject to the terms of this Agreement, receive the following compensation from Versant:

(1)   Bonus Provisions.

(a)      Existing Fiscal 2006 Bonus Program.  The parties acknowledge that Employee is currently participating in a Versant bonus program for Versant’s fiscal year ending October 31, 2006 which is on terms substantially identical to that of the bonus program described in §2A(1)(b) below, except that it applies only to Versant’s fiscal year ending October 31, 2006 (the “FY 2006 Bonus Program”).  Versant and Employee agree that Employee will continue to participate in and be compensated under the FY 2006 Bonus Program in accordance with the existing terms and conditions of the FY 2006 Bonus Program, subject to the provisions of this Agreement.

(b)      Fiscal 2007 Bonus Program.  As used herein, the term “Bonusable Net Income” means Versant’s reported net income (if any) for Versant’s fiscal year ending October 31, 2007 (the “2007 Fiscal Year”), as determined in accordance with United States generally accepted accounting principles (“GAAP”) but computed before deduction of Employee’s bonus provided for in this §2A(1)(b). Subject to the following provisions of this §2A(1)(b) and §3A, Employee shall be paid by Versant a bonus with respect to the 2007 Fiscal Year as follows:

(i)    Promptly following the close of each fiscal quarter of Versant during the 2007 Fiscal Year (other than the fourth fiscal quarter of the 2007 Fiscal Year) in which Versant has Bonusable Net Income, Employee will be paid an amount (a “Bonus Advance”) equal to three percent (3%) of Versant’s Bonusable Net Income (if any) for such fiscal quarter, with such payment to be paid in Euros based on then-current Euro/ U.S. Dollar exchange rates.

(ii)   Following the close of the 2007 Fiscal Year, Employee will be entitled to be paid a bonus in an amount equal to six percent (6%) of Versant’s Bonusable Net Income for the 2007 Fiscal Year, minus all Bonus Advances previously paid to Employee under §2A(1)(b)(i).  Such bonus will be paid promptly after the first public announcement of Versant’s audited statement of operations for its 2007 Fiscal Year and will be paid in Euros based on then-current Euro/ U.S. Dollar exchange rates.

(iii)  If the sum of Employee’s Bonus Advances paid pursuant to §2A(1)(b)(i) above exceed six percent (6%) of Versant’s Bonusable Net Income for the 2007 Fiscal Year, then (A) no further payment will be made to Employee under the bonus program for the 2007 Fiscal Year described in this §2A(1)(b) and (B) Employee will retain all Bonus Advances previously paid to him under this §2A(1)(b)(i).

(c)      Future Bonus Program(s).  For so long as Employee continues to serve as Versant’s Chief Executive Officer during the Term of this Agreement, for each fiscal year of Versant beginning after the 2007 Fiscal Year and occurring during the Term of this Agreement, the Versant Board and/or the Compensation Committee of the Versant Board (“Versant

Compensation Committee”) shall adopt a contingent bonus program for Employee on such terms and conditions as the Versant Board and/or the Versant Compensation Committee shall determine in its sole discretion.

(d)      Effect of Termination.  If Employee ceases to be employed as Versant’s Chief Executive Officer, then the effect of such termination on Employee’s rights to be paid under the bonus program for the 2007 Fiscal Year under §2A(1)(b) or under any bonus program described in §2A(1)(c) shall be governed by the applicable provisions of §3A below

(2)   Stock Option Provisions.

(a)      Stock Option Grant. Upon signing of this Agreement, pursuant to Versant’s 2005 Equity Incentive Plan, as it may be amended (the “Plan”), Versant shall grant Employee a nonqualified option to purchase up to Twenty Thousand (20,000) shares of Versant’s Common Stock (as constituted on the Effective Date) in accordance with the terms of the Plan and Versant’s then-current standard employee stock option grant agreement, at an exercise price per share equal to the closing price of Versant’s Common Stock on the date of grant, as provided in the Plan.  The right to purchase shares under such option will vest and become exercisable over a three (3) year period from the date the option is granted on Versant’s standard employee stock option vesting terms which are as follows: for so long as Employee continues to be employed by or provide other services to Versant (or any Subsidiary or Parent of Versant as those terms are defined in the Plan):  (i) the right to purchase 25% of the shares subject to the option will vest and become exercisable nine (9) months after the date the option is granted; and (ii) thereafter the option will vest and become exercisable with respect to 1/27 of the remaining 75% of the shares each month for a period of 27 months; provided that the vesting of such option is subject to potential acceleration as provided in §3A(2).

(b)      Consideration of Potential Future Stock Option Grants.  For so long as Employee continues to serve as Versant’s Chief Executive Officer, on an annual basis for each fiscal year of Versant after the 2007 Fiscal Year that occurs during the Term of this Agreement, the Versant Board and/or the Versant Compensation Committee shall review and consider the appropriateness of granting Employee an additional option to purchase shares of Versant Common Stock in such amounts and on such terms and conditions as the Versant Board and/or the Versant Compensation Committee shall determine in its sole discretion; provided however, that nothing herein shall obligate Versant, the Versant Board or the Versant Compensation Committee to grant Employee (i) any additional options to purchase shares of Versant’s stock or other securities of Versant or (ii) or any award of stock or other securities.

§ 3A Termination.

(1)   Right of Termination.  Employee’s employment by Versant is “at will” and can be terminated by either Employee or Versant at any time with or without Cause (as defined in §3A(3) below); except that Employee will give Versant at least three (3) months’ advance written notice of his voluntary termination or resignation (other than a termination or resignation due to Employee’s serious physical illness or disability).  In the event that Employee gives Versant such advance written notice of his voluntary termination as provided in the preceding sentence, (i) Versant shall have the right, at its sole option and discretion, to require that Employee immediately (or at any later time during the three (3) month notice period) cease reporting for work and terminate his employment with Versant and (ii) such termination shall not be deemed to be an involuntary termination of Employee’s employment by Versant without Cause.

(2)   Termination without Cause.  If during the Term of this Agreement Employee’s employment as Chief Executive Officer of Versant is involuntarily terminated by Versant without Cause (as defined in §3A(2)(c) below) (other than due to Employee’s death or disability) and without Employee’s consent or agreement, then:

(a)      Effect on Options.  The vesting of Employee’s right to exercise all Employee’s then outstanding options to purchase shares of Versant stock (“Versant Options”) will then accelerate by twelve (12) months of vesting based on the then-effective vesting schedules of such Versant Options (i.e. such Versant Options will become vested and exercisable to the same extent that (but for this paragraph) they would have been vested and exercisable by their terms on the date that is (12) months after Employee’s involuntary termination by Versant without Cause (the “Vesting Extension Date”) if Employee had been continuously employed by Versant at all times through and including the Vesting Extension Date.  Except as expressly provided in this §3A(2), nothing herein will alter or modify the terms of any Versant Options held by Employee.

(b)      Effect on Bonus Programs.  Employee shall not be entitled to be paid any bonus under any bonus program established by Versant for Employee pursuant to this Agreement except and only to the extent that (i) such bonus had already been fully earned by Employee under the terms of the applicable bonus program as of the date of Employee’s termination without Cause and (ii) such bonus had not previously been paid to Employee.

(c)      “Cause” Defined.  As used in Part A of this Agreement, the term “Cause” shall mean the involuntary termination of Employee because of:  (a) any willful, material violation by Employee of any law or regulation applicable to the business of Versant or its subsidiaries or affiliates or any other misconduct by Employee which is materially injurious to Versant or any of its subsidiaries or affiliates; (b) Employee’s conviction for, or guilty plea to, a felony or a crime involving serious moral turpitude; (c) Employee’s commission of an act of personal dishonesty or fraud; (d) the continued failure or refusal of Employee, after warning from the Versant Board or a committee thereof, (i) to follow the lawful directions of the Versant Board or a committee thereof or the policies of Versant or any of its subsidiaries or affiliates or (ii) to perform Employee’s material duties as an employee or officer of Versant or a subsidiary or affiliate of Versant; or (e) Employee’s wilful, material breach of his Invention Assignment and Confidentiality Agreement (as defined in §4A below) or any similar agreement with Versant or with any Versant affiliate or subsidiary that is not susceptible to cure or that is not cured within ten (10) days after Employee is given notice of such breach by Versant.  In addition, as used in Part A of this Agreement, the term “Cause” shall include the involuntary termination of Managing Director’s employment with Versant Germany for Cause (as defined in §5B(3)) pursuant to §5B(3) below.

(3)   Termination for Cause.  If, during the Term of this Agreement, Employee’s employment with Versant is involuntarily terminated by Versant for Cause (as defined in §3A(2) above) then:

(a) there shall be no acceleration of vesting of any of Employee’s Versant Options; and

(b) Employee shall not be entitled to be paid any bonus under any bonus program established by Versant for Employee pursuant to this Agreement except and only to the extent that (i) such bonus had already been fully earned by Employee under the terms of the applicable bonus program as of the date of Employee’s termination for Cause, and (ii) such bonus had not previously been paid to Employee.

(4)   Termination due to Death or Disability. If during the Term of this Agreement Employee’s employment with Versant terminates due to Employee’s death or disability, then:

(a) there shall be no acceleration of vesting of any of Employee’s Versant Options; and

(b)      Employee not be entitled to be paid any bonus under any bonus program established by Versant for Employee pursuant to this Agreement except and only to the extent that (i) such bonus had already been fully earned by Employee under the terms of the applicable bonus program as of the date of Employee’s termination due to Employee’s death or disability, and (ii) such bonus had not previously been paid to Employee.

(5)   No Severance.  Upon termination of Employee’s employment with Versant for any reason (whether such termination is a voluntary termination by Employee, an involuntary termination for Cause, an involuntary termination without Cause or a termination due to Employee’s illness, disability or death), Employee will not be entitled to any severance payment or any salary continuation from Versant.  Nothing in this §3A(5) is intended to alter or affect the provisions of §5B(2) of this Agreement.

(6)   Future Employment Terms.  If Employee is still employed as Chief Executive Officer and/or President of Versant (or is otherwise employed by Versant) at the expiration of the Term of this Agreement, then (unless and except to the extent that Versant and Employee have otherwise agreed in writing):  (a) Employee shall be an at-will employee of Versant solely for the compensation Versant then agrees to pay Employee; (b) Employee’s employment with Versant may be terminated by Versant or by Employee at any time with or without Cause.

§ 4A Intellectual Property / Confidentiality.

Employee will enter into, and shall continue to be bound and obligated by, Versant’s Employee Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto as Annex 1 (the “Invention Assignment and Confidentiality Agreement”)

PART B:

Managing Director Service Contract with Versant Germany

During the Term of this Agreement (as defined in Part C), Managing Director’s employment as the Managing Director of Versant Germany shall be subject to and governed by the provisions of this Part B and, as applicable, Part C of this Agreement:

§ 1B Termination of Previous Contract of Service.

(1)   Versant Germany and Managing Director agree that, upon expiry of the day immediately preceding the Effective Date of this Agreement, the Managing Director’s “Contract of Service” as of March 18, 2004, together with Exhibit 1 thereto and all further additional agreements related thereto, shall automatically terminate, Managing Director shall have no further rights thereunder and the conditions of employment of the Managing Director as Managing Director of Versant Germany shall be governed solely and exclusively by the provisions of Part B and Part C of this Agreement.

§ 2B Position and Tasks.

(1)   Subject to the terms and conditions of this Agreement, Versant Germany hereby employs Managing Director, and Managing Director hereby accepts employment, as Versant Germany’s Managing Director.  The Managing Director of Versant Germany is responsible for the European operations of Versant and its subsidiaries. At the discretion of the shareholder assembly of Versant Germany the Managing Director may be asked to hold additional management positions inside the Versant group without additional compensation (other than the position of Chief Executive Officer and President of Versant, which shall be compensated for as provided in Part A of this Agreement).

(2)   The Managing Director shall conduct the business of Versant Germany conscientiously with the care of a proper businessman and shall exercise in a responsible manner the duties assigned to him by the law, articles of incorporation, contract and where necessary general codes of practice and rules of procedure. In particular he shall also obey the basic principles of Versant Germany’s business plan.

(3)   The Managing Director’s main activity comprises the responsible management and supervision of Versant Germany (including the initiation, co-ordination and execution of all procedures).

(4)   The Managing Director may not appoint any additional Managing Directors of Versant Germany.  Additional Managing Directors of Versant Germany may be appointed only with the prior approval of Versant (given with the approval of the Versant Board) as the sole shareholder of Versant Germany (the “Shareholder”).

§ 3B Shareholder Resolutions.

(1)   The Managing Director is bound by the resolutions of the Shareholder adopted at a Shareholders’ Meeting. In particular, actions taken by the Shareholder at a Shareholders’ Meeting can define general guidelines regarding the conduct of business transactions.  Moreover through the Shareholders’ Meeting the Shareholder can issue binding rules of procedure defining the demarcation of the areas of activity of the Managing Director.

(2)   Subject to further instructions provided by the Shareholder at a Shareholders’ Meeting, the Managing Director shall require the prior approval of Shareholder at a Shareholders’ Meeting for all activities going above and beyond Versant Germany’s ordinary scope of business activities.

(3)   Consent of the Shareholder can already be granted in advance, including for individual groups of transactions.  Specific inclusion of a particular matter in the annual budget for Versant Germany approved by the Shareholder shall count as the shareholder’s consent to such matter, unless a reservation was attached to its adoption in this respect.

(4)   All consents and approvals of the Shareholder described in this § 3B mean such consents and approvals of the Shareholder as are approved by the Versant Board.

§ 4B Power of Representation.

(1)   The Managing Director represents Versant Germany (alongside the other Managing Directors, if any are appointed by the Shareholder) legally and extrajudicially in accordance with the conditions of his appointment and Versant Germany’s articles of association.

(2)   The Managing Director shall obey the restrictions imposed on him by this Agreement, Versant Germany’s articles of association, the law, an instruction or a resolution by the Shareholder approved or adopted at any Shareholders’ Meeting.

§ 5B Termination.

(1)   Right of Termination.  Managing Director’s service and employment as Managing Director can be terminated without Cause (as defined in §5B(3) below) by either Versant Germany or Managing Director at the end of each calendar month by giving three (3) months’ advance written notice of such termination (such three (3) month period, the “Notice Period”).  In the event that Versant Germany or Managing Director gives such advance written notice of termination as provided in the preceding sentence, Versant Germany shall have the right, at its sole option and discretion, to require that Managing Director immediately (or at any later time during the Notice Period) cease reporting for work and terminate his services as Managing Director, provided that : (i) Versant Germany continues to pay Managing Director his then-current Base Salary (as defined in § 6B(1) below) in instalments in accordance with Versant Germany’s regular payroll practices during the three (3) month Notice Period and (ii) if such notice of termination is given by Versant Germany, nothing in this §5B(1) is intended to alter Managing Director’s rights under § 5B(2) below).  For the avoidance of doubt, the parties acknowledge and agree that if Managing Director gives Versant Germany such notice of termination, then Managing Director’s termination shall not be deemed to be an involuntary termination of Managing Director by Versant Germany without Cause within the meaning of this Agreement.

(2)   Termination without Cause; Severance.  Subject to the provisions of this §5B(2), in case of an involuntary termination of Managing Director by Versant Germany according to §5B(1) above without Cause (as defined in §5B(3) below) prior to the expiration of the Term of this Agreement, Managing Director will be entitled to receive a severance payment (the “Severance Payment”) which is equivalent to the sum of:  (i) the amount of Managing Director’s base salary paid to him by Versant Germany as provided in §6B(1) below in Versant’s three most recent fiscal quarters ended preceding the date of such termination; plus (b) an amount equal to all Bonus Advances or other bonus payments paid to Managing Director by Versant pursuant to §2A(1) of Part A above in the three most recent fiscal quarters (i.e. Versant’s reporting fiscal quarters) ended preceding the date of such termination.  The Severance Payment will be due and payable in six (6) equal monthly instalments, with the first such payment being due one (1) month after the date of Managing Director’s termination without Cause.  Notwithstanding the foregoing, Managing Director will not be entitled to receive any part of the Severance Payment unless and until Managing Director has first executed and delivered to Versant Germany a written general release of claims in customary form releasing Versant, Versant Germany and all their respective subsidiaries, affiliates, officers, directors and personnel from any and all claims or causes of action that Managing Director may have or hold.

(3)   Termination for Cause.  Versant Germany’s right to terminate Managing Director for Cause and/or to give extraordinary and immediate notice of termination of Managing Director for Cause remains unaffected by the terms of this Agreement.  As used in this §5B, the term “Cause” shall mean and include: (i) all the grounds and meanings of Cause as defined in §3A(2)(c) of Part A above (as if such definition referred to “Versant Germany” in each place it refers to “Versant”)); (ii) the involuntary termination of Employee’s employment with Versant for Cause (as defined in §3A(2)(c) of Part A above) pursuant to §3A(3) above; (iii) Managing Director’s death or disability; and (iv) any other grounds or circumstances constituting “cause” under applicable German law.  Without limiting the foregoing definition of “Cause”, “Cause” for termination exists in particular if the Managing Director violates the provisions of this Agreement or the restrictions concerning management that are imposed on him in the internal relationship so that the continuation of the agreement would be intolerable to Versant Germany because of such violation.  The extraordinary notice of termination of Managing Director as Managing Director of Versant Germany for “Cause” must be in writing to be effective.

(4)   Release of Duties on Full Pay.   Versant Germany shall be entitled, at its sole option and in its discretion, to release Managing Director from further activities for Versant Germany on full Base Salary (as defined below) paid on regular payroll period, as provided herein for the entire remaining duration of the Term of this Agreement, especially in case of a recall from his position as Managing Director.  In the event that Versant Germany elects to so release Managing Director from further activities for Versant Germany on full Base Salary as provided herein, Versant Germany will so notify Managing Director in writing.  Such a release of duties shall not be considered to be a termination of Managing Director without Cause and shall not obligate Versant Germany to make any Severance Payment pursuant to §5B(2).

(5)   Shareholder’s Right of Termination.  The Managing Director’s appointment as Managing Director of Versant Germany can be revoked at any time by the Shareholder at any Shareholders’ Meeting, notwithstanding any rights of Managing Director to compensation pursuant to this Agreement.

(6)   Non-Competition Covenant.  As partial consideration for Versant Germany’s agreements hereunder, for a period of one (1) year after the date of (i) a voluntary termination by Managing Director of his employment with Versant Germany, (ii) a termination of Managing Director’s employment with Versant Germany without Cause, (iii) a termination of Managing Directors’ employment with Versant Germany for Cause or (iv) any other termination of Managing Director’s employment with Versant Germany (such one (1) year period being hereinafter referred to as the “Non-Competition Period”), Managing Director shall not, directly or indirectly, engage in any Competitive Activities (as defined below) with, or for the direct or indirect benefit of, any of the object-oriented database companies or businesses listed in Part A of Annex 2 attached hereto (“Part A Competitors”) or any of their affiliates or successors-in-interest; provided further, that in addition to the foregoing covenant, Managing Director also agrees that, for so long during the Non-Competition Period as Versant Germany continues (at its sole option and discretion) to pay Managing Director a monthly payment (in addition to any Severance Payment that may become payable to Managing Director hereunder) equal to fifty percent (50%) of Managing Director’s monthly base salary in effect on the date of termination of his employment, Managing Director shall not, directly or indirectly, engage in any Competitive Activities (as defined below) with, or for the direct or indirect benefit of, any of the companies or businesses listed in Part B of Annex 2 attached hereto (“Part B Competitors”) or any of their affiliates or successors-in-interest (it being acknowledged that nothing herein obligates Versant Germany to make any payment described in this proviso).  As used herein, the term “Competitive Activities” shall mean (i) providing services, whether as an employee, officer, director, independent contractor, freelancer, consultant, advisor to, or other service provider, whether such services are rendered for any compensation or are provided free of charge, or (ii) or investing or lending money to a third party.  If the Managing Director breaches this obligation not to compete, then Versant Germany shall be immediately released of all further obligation to pay Managing Director any unpaid Severance Payment that would otherwise be payable to Managing Director and, in addition, can claim a contractual fine for each case of a breach in the amount of one (1) month of Managing Director’s last Base Salary, in addition to seeking an injunction against such breach by the Managing Director.  In case of a permanent breach this fine is due again for each commenced month of a breach. Any further claims, including claims for cease-and-desist and for damages, shall not be affected hereby.  If any of the provisions of this §5B(6) is held to be invalid, the remaining provisions shall remain valid and shall be construed in a manner in which such provisions are enforceable to the maximum extent permitted by applicable law.

(7)   Limits.  For the avoidance of doubt, the parties acknowledge and agree that (except as otherwise expressly provided in §5B(2) above regarding an involuntary termination by Versant Germany of Managing Director without Cause), upon a termination of Managing Director for Cause or upon any other termination of Managing Director, Managing Director will not be entitled to the Severance Payment, any other salary continuation or any similar severance compensation.  Nothing in this §5B(7) is intended to alter or affect the provisions of §5B(1) or §5B(2) of this Agreement.

(8)   Future Employment Terms.  If Managing Director is still employed as Managing Director of Versant Germany at the expiration of the Term of this Agreement, then (unless and except to the extent that Versant Germany and Managing Director have otherwise agreed in writing):  (a) Managing Director shall be an at-will employee of Versant Germany solely for the compensation Versant Germany then agrees to pay Managing Director; (b) Managing Director’s service and  employment with Versant Germany may be terminated by Versant Germany or by Managing Director at any time with or without Cause.

§ 6B Compensation.

As his sole and exclusive compensation for Managing Director’s services as Versant Germany’s Managing Director, Managing Director will receive the following compensation from Versant Germany, Managing Director shall receive the compensation and benefits described in this §6B and in §§7B, 8B and 9B of this Part B:

(1)   Managing Director shall receive from Versant Germany an annual fixed gross salary of EUR 216.000.-(“Base Salary”) as compensation for his work for Versant Germany, which shall be payable in 12 equal installments of EUR 18.000. - gross (Monthly Gross Salary) less statutory deductions at the end of each calendar month. If a contract year is shorter than the calendar year, the compensation shall be paid pro rata temporis.

(2)   No employer’s pension commitment exists.

(3)   The compensation of Managing Director payable under this Part B is the settlement for the entire activity by the Managing Director as Managing Director of Versant Germany, in particular where necessary also that for subsidiaries, part-owned or other companies of the Versant group (other than Versant itself as provided in Part A hereof) or on Sundays and public holidays. Insofar as the Managing Director receives compensation for such activities directly from the companies involved, these shall be off-set against the compensation according to this agreement, except as expressly agreed otherwise.

§ 7B Other Benefits.

(1)   Versant Germany will provide the Managing Director with a company car with a monthly lease rate up to EUR 800,- net. An upgrading shall be financed by the Managing Director. A downgrading shall be taken into account as gross motor vehicle compensation in the monthly salary statement. The Managing Director is entitled to use the company car for private purposes. According to German tax regulations, as in force from time to time, the private use is taxable as compensation in kind, which shall be taken into consideration for the payroll. Otherwise, the motor vehicle guidelines of the Versant Germany shall apply in their respectively applicable version. Upon termination of the employment, the Managing Director shall return the company car immediately.

(2)   Versant Germany will reimburse the Managing Director for proved travel expenses and other expenditure which became necessary in the interest of the Versant Germany or its affiliates in accordance with guidelines of Versant Germany or Versant in force from time to time and German tax regulations in force from time to time.

(3)   The Managing Director is entitled to a life insurance benefit with a monthly premium up to EUR 130, - net.

(4)   Versant Germany shall insure the Managing Director against accident to the usual and appropriate amount.

§ 8B Vacation.

(1)   The Managing Director is entitled to an annual vacation of 28 working days.

(2)   The Managing Director shall agree with the other managing directors (if any) on the time of his vacation reasonably in advance. This shall also apply for the grant of extra vacation for exceptional circumstances (e.g. death of close relatives).

(3)   The vacation entitlement for each calendar year expires at the latest on 31st March of the following calendar year. There is no compensation for vacation days that are not taken.

§ 9B Sickness/Death/Accident.

(1)   The Managing Director shall promptly notify Versant Germany and its parent Versant about sickness, if any, and, in case the sickness lasts more than three days, submit a medical certificate attesting to his inability to work and the probable length thereof.

(2)   In the event of temporary illness or other impediment for which he is not to blame, the monthly Base Salary (§6B(1)) will continue to be paid for a period ending on the earlier of (i) six (6) months or (ii) expiration of the Term of this Agreement.

(3)   Any benefits from third parties, for example based on legal liability claims or sickness insurances, shall be off-set against Versant Germany’s obligations to pay the Managing Director hereunder to the extent that, as a result of these benefits from third parties and Versant Germany’s performances, the net earnings the Managing Director would have had according to §6B(1) if he had not been unable to work, are exceeded.

(4)   If the Managing Director dies while employed as Managing Director and during the Term of this agreement, then, if applicable, his widow and his legitimate children (provided that the latter have not yet completed the 25th year of their life and are still in professional training), shall as joint creditors be entitled to the continuation of the monthly Base Salary (§ 6B(1)) for the month of death and for the six (6) following months and the provisions of §9B(3) above will apply accordingly to such payments.

§ 10B Duties and Secondary Activities.

(1)   Except for Managing Director’s duties as an officer of Versant as provided in Part A hereof, Managing Director shall put his entire working efforts and their results as well as the whole of his experience and knowledge at the sole disposal of Versant Germany. The working hours are governed by the duties arising and amount to at least 40 hours per week.

(2)   Every other employment of Managing Director aimed at earning income requires the prior written consent of Versant Germany’s shareholder(s) given at a Shareholders’ Meeting.  The Managing Director undertakes an obligation to give Versant and Versant Germany advance written notice of every secondary employment that may actually or possibly require permission. Under no circumstance shall the Managing Director engage himself in Competitive Activities (as defined in §5B(6) above) for any enterprise that (i) is primarily engaged in database management or (ii) is primarily engaged in any other areas that Versant Germany or any of its parent or affiliated companies has derived more than fifteen percent (15%) of its gross revenue within the prior 12 month period.

(3)   The written consent of the Shareholder at a Shareholders’ Meeting is also required in order for Managing Director to undertake honorary offices that cause a not inconsiderable expenditure of work, as well as for appointments to a supervisory board, association committee or similar institution. The same also applies to a scientific, authorship, consultancy or similar activity.

(4)   The Shareholders’ Meeting is permitted to refuse or, as is possible at any time, revoke its consent to a notified secondary activity only if the secondary activity involved, in itself or in conjunction with other secondary activities, gives reason to fear an impairment of the Managing Director’s activity for Versant Germany or Versant Germany’s other needs or involves any Competitive Activities.

(5)   On the termination of this service relationship and/or at the time release is given in the case of premature release, the Managing Director shall, in response to a resolution by the Shareholders’ Meeting, give up all appointments he undertook and/or carried out on the basis of his activity or in relation to his activity in Versant Germany.

§ 11B Confidentiality/Return of Documents.

(1)   Managing Director acknowledges and agrees that he shall be bound and obligated by his Invention Assignment and Confidentiality Agreement (as defined in §4A) with Versant, which shall survive any termination of Managing Director’s employment or services to Versant Germany as Managing Director or otherwise.  Accordingly the following obligations of Managing Director in this §11B and in §12B below shall be in addition to (and not in lieu of) Managing Director’s’ duties and obligations under the Invention Assignment and Confidentiality Agreement.  In the event of any conflict or inconsistency between the terms of Managing Director’s Invention Assignment and Confidentiality Agreement with Versant and the following provisions of this §11B and of §12B below, such terms shall be construed to provide Versant, Versant Germany and their respective subsidiaries and affiliates the maximum possible rights and protections:

(2)   The Managing Director shall, during the period of employment with Versant Germany or at any time thereafter, strictly keep confidential any confidential information concerning the business, contractual arrangements, deals, transactions or particular affairs of Versant Germany or its affiliates, and will not utilise any such information for his own benefit or for the benefit of others.

(3)   Publications and lectures concerning the scope of business of Versant Germany or its affiliates shall require the prior consent of the shareholder(s) of Versant Germany at a Shareholders’ Meeting. They constitute intellectual property of Versant Germany or its affiliates.

(4)   During his employment, upon request of Versant Germany, without request at the latest upon his resignation from Versant Germany and/or at the time release is given in the case of release at an earlier time, the Managing Director shall return to Versant Germany all files and other documents concerning the business of Versant Germany and its affiliates in his possession or open to his access, specifically all designs, customer and price lists, printed material, documents, sketches, notes, drafts - as well as copies thereof – regardless whether or not the same were originally furnished by Versant Germany or by its affiliates. The Managing Director is not entitled to exercise any right of retention or possession with respect to any of such items.

§ 12B Copyright and Other Intellectual Property Rights, Inventions.

(1)   It is acknowledged and agreed by Versant Germany and Managing Director that, except as expressly provided below in §12B(2), the Invention Assignment and Confidentiality Agreement between Managing Director and Versant shall apply to and exclusively govern the assignment of any inventions, trade secrets and intellectual property rights or other similar property Managing Director to Versant during his employment with Versant Germany or Versant.

(2)   To the extent that any assignment by Managing Director to Versant of any invention, trade secret, intellectual property right or other similar property pursuant to the Invention Assignment and Confidentiality Agreement is not permitted or is restricted or limited under German law or is otherwise not covered or accomplished by the Invention Assignment and Confidentiality Agreement, the Managing Director hereby assigns to Versant Germany the exclusive right of use and exploitation, unrestricted in time, territory and content, of all work output which is capable of copyright protection or of protection under trademark, registered design and/or utility model or any other intellectual property rights, which the Managing Director produces during the period of his employment, during his working hours or outside of his working hours, insofar as they relate to his service duties under this agreement. The assignment of the use and exploitation rights includes the authorisation to further revision and to the issue of licenses to third parties and is fully compensated for by the Base Salary set out in §6B(1) of this Agreement. The Managing Director expressly waives all other rights due to him as holder of copyright or other intellectual property rights in the work output, in particular the right to be named or to access to the work.

§ 13B Place of Fulfilment.

(1)   Solely for purposes of Managing Director’s employment by Versant Germany under the provisions of this Part B, the place of fulfilment shall be the registered office of Versant Germany.

PART C:

Term; Miscellaneous Terms

§ 1C Term of Agreement.

As used herein, the “Term” of this Agreement shall be that time period beginning on the Effective Date and ending on earlier to occur of:

a)     the close of business on the last day of Versant’s fiscal year ending in calendar 2009 (which, based on Versant’s current fiscal year, would be October 31, 2009); or

b)    the first date after the Effective Date on which Witte is not employed by Versant as Versant’s Chief Executive Officer or by Versant Germany as Versant Germany’s Managing Director.

§ 2C Amendments.

Amendments to and revisions of this agreement including this clause must be in writing to be effective. It shall not be possible for the contracting parties to cite an actual exercise deviating from the Agreement for as long as such deviation has not been recorded in writing.

§ 3C Other Provisions.

1)     All declarations of intent by the Managing Director that affect this Agreement shall be addressed to the Shareholders’ Meeting. All of the rights reserved to the Shareholders’ Meeting in this Agreement can be exercised by an advisory board, if any.

2)     If individual provisions of this Agreement should be or become invalid, this shall not affect the legal validity of the other provisions of this Agreement. The invalid provision shall be replaced by the legally admissible provision which comes closest to the economic intent of the invalid provision. The same applies in the event of any gaps in this Agreement.

3)     Part A of this Agreement and all provisions hereof relating to Employee’s service or employment by Versant shall be governed by the internal laws of the State of California, USA (“Part A Governing Law”).  Part B of this Agreement and all provisions thereof relating to Managing Director’s service or employment by Versant Germany shall be governed by German law (“Part B Governing Law”).  The provisions of Part C shall be governed by (i) Part A Governing Law to the extent such provisions of Part C are apply or relate to Part A hereof; and (ii)  Part B Governing Law to the extent such provisions of Part C are apply or relate to Part B hereof;

4)     This Agreement may be executed in counterpart signature pages.

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[Signature Page to Follow]

In Witness Whereof, the undersigned parties have executed and delivered this Joint Employment Agreement and Managing Director Service Contract effective as of the Effective Date.

VERSANT CORPORATION (“Versant”)

By:

Name:

Title:

VERSANT GMBH (“Versant Germany”)

represented by its shareholder Versant Corporation

represented in turn by its Chief Financial Officer, Jerry Wong

(Date, place)

By:

(Versant Corporation, by Jerry Wong its Chief Financial Officer)

EMPLOYEE / MANAGING DIRECTOR

(Date, place)

(Jochen Witte)